Exhibit 99.1

4 Parkway North, Suite 400

Deerfield, IL 60015

www.cfindustries.com

For additional information:

Media	Investors
Chris Close	Martin Jarosick
Director, Corporate Communications	Vice President, Investor Relations
847-405-2542 – cclose@cfindustries.com	847-405-2045 – mjarosick@cfindustries.com

Javed Ahmed Elected to

Board of Directors of CF Industries Holdings, Inc.

DEERFIELD, IL — December 12, 2018 — CF Industries Holdings, Inc. (NYSE: CF) today announced that its Board of Directors has elected Javed Ahmed, former chief executive officer of Tate & Lyle PLC, as an independent director of the company.

The election of Mr. Ahmed brings membership of the CF Industries Holdings, Inc. Board of Directors to twelve. He is expected to stand for re-election by stockholders at the company’s 2019 Annual Meeting.

“We are pleased to welcome Javed to the CF Industries Board,” said Stephen A. Furbacher, chairman of the board, CF Industries Holdings, Inc. “Javed’s extensive international experience, expertise gained in the agriculture and food sectors as CEO of Tate & Lyle, and understanding of our industry will benefit the Board and our management team greatly. We look forward to his contributions as we work together to create long-term value for our stockholders.”

About Javed Ahmed

Mr. Ahmed, 58, is the former chief executive officer of Tate & Lyle PLC, a global provider of solutions and ingredients for food, beverage and industrial markets. Prior to this role, he spent 17 years with Benckiser NV (later Reckitt Benckiser Group plc), a leading consumer products group, in a number of senior roles. He began his career with Procter & Gamble before spending five years with Bain & Co.

Mr. Ahmed holds an MBA from the Stanford Graduate School of Business and a B.A. from Williams College.

About CF Industries Holdings, Inc.

CF Industries is a leading global fertilizer and chemical company with outstanding operational capabilities and a highly cost-advantaged production and distribution platform. Our 3,000 employees operate world-class manufacturing complexes in Canada, the United Kingdom and the United States. We serve our customers in North America through an unparalleled production, storage, transportation and distribution network. We also reach a global customer base with exports from our Donaldsonville, Louisiana, plant, the world’s largest and most flexible nitrogen complex. Additionally, we move product to international destinations from our Verdigris, Oklahoma, facility; our Yazoo City, Mississippi, facility; our Billingham and Ince facilities in the United Kingdom; and from a joint venture ammonia facility in the Republic of Trinidad and Tobago in which we own a 50 percent interest. CF Industries routinely posts investor announcements and additional information on the company’s website at www.cfindustries.com and encourages those interested in the company to check there frequently.

###